Exhibit 10.1

GROUPON, INC.
NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN
Amended and Restated as of February 1, 2018
The Company hereby establishes this Plan to assist the Company in attracting and retaining persons of competence and stature who are not employees to serve as Directors by providing them with competitive retainers, an ownership interest in the Company, and the opportunity to defer Retainers.
1.Effective Date. The Plan was initially effective as of the Effective Date and was amended and restated effective February 1, 2018.
2.Definitions. Where used in the Plan, the following capitalized words and terms shall have the meanings specified below, unless the context clearly indicates to the contrary:
(a)"Account" means the recordkeeping account established by the Committee for each Participant to which DSUs, and earnings thereon, are credited in accordance with Section 10 of the Plan.
(b)"Beneficiary" means such person(s) or legal entity that is designated by a Participant under Section 14 to receive benefits hereunder after such Participant's death.
(c)"Board" means the Company's Board of Directors.
(d)"Cash Retainer" means the portion of a Retainer which is payable in cash.
(e)"Change in Control" means such term as defined in the Incentive Plan. Notwithstanding the foregoing, if an amount payable under the Plan is "deferred compensation" for purposes of Code Section 409A, and if a payment of such amount would be accelerated or otherwise triggered upon a Change in Control, then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a "change in control event" as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an amount would, for example, vest and be paid on a Change in Control as defined herein but payment of such amount would violate the provisions of Code Section 409A, then the amount shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).
(f)"Code" means the Internal Revenue Code of 1986, as amended.
(g)"Code Section 409A" means Section 409A of the Code and all interpretive guidance issued thereunder by the U.S. Internal Revenue Service.
(h)"Committee" means a committee appointed to administer the Plan by the Board, or the properly designated delegate of such committee.
(i)"Company" means Groupon, Inc., a Delaware corporation.
(j)"Director" means each director who has been duly appointed to the Board.
(k)"Disability" means the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(l)"DSU" means a deferred share unit issued under and pursuant to the terms and conditions of the Incentive Plan.

(m)"Election Form" means such document(s) or form(s), which may be electronic, as prescribed and made available from time to time by the Committee, whereby a Participants elects to exchange all or a portion of his or her Cash Retainer for an award of DSUs.
(n)"Exchange Act" means the Securities Exchange Act of 1934.
(o)"Fair Market Value" as of a particular date shall mean the fair market value of a Share as determined in accordance with the Incentive Plan.
(p)"Incentive Plan" means the Groupon, Inc. 2011 Incentive Plan.
(q)"Participant" means each Director who is not an employee of the Company.
(r)"Plan" means this Groupon, Inc. Non-Employee Directors' Compensation Plan.
(s)"Retainer" means the annual fee payable by the Company to a Participant with respect to his or her service on the Board, including both fees payable in cash and fees payable in Shares.
(t)"Retirement" means a Separation upon or after attaining seventy (70) years of age.
(u)"RSU" means a restricted stock unit issued under and pursuant to the terms and conditions of the Incentive Plan.
(v)"RSU Retainer" means the portion of a Retainer which is payable in the form of RSUs.
(w)"Separation" means a Participant's ceasing to be a Director on account of a voluntary or involuntary separation from service, within the meaning of Code Section 409A, with the Board, for any reason.
(x)"Share" means a share of the Company's common stock.
(y)"Specified Employee" means a Participant who is determined by the Company to be a "specified employee" within the meaning of Code Section 409A with respect to a Separation occurring in any twelve (12) month period commencing on each April 1 based on the Participant's compensation with the Company, as defined in Code Section 416(i)(1)(D), and his or her status at the end of the immediately preceding calendar year.
3.Eligibility and Participation. Each Director who is not an employee of the Company and who is selected by the Committee for participation in the Plan shall be a Participant in the Plan. A Participant will cease to be a Participant in the Plan on the earlier to occur of (a) his or her Separation or (b) the date on which the Committee determines that he or she is no longer eligible to participate in the Plan.
4.Retainer. Each Participant shall be paid an annual Retainer in the amount of $250,000 in exchange for his or her service as a Director. In addition, the annual Retainer for the chair of (a) the Compensation Committee will be increased by $20,000, (b) the Nominating and Corporate Governance Committee will be increased by $15,000, and (c) the Audit Committee will be increased by $30,000. The Retainer shall be paid as follows: (a) 30% in the form of a Cash Retainer and (b) 70% in the form of an RSU Retainer. Any additional amount due to a Participant who serves as the chair of one of the aforementioned committees, shall be paid as follows: (a) 1/3 (one-third) in the form of a Cash Retainer and (b) 2/3 (two-thirds) in the form of an RSU Retainer. The Cash Retainer shall be paid to the Participant on a quarterly basis as soon as practicable, but in any event within thirty (30) days, following the end of a calendar quarter, for the future quarter's service. Each Director who becomes a Participant during a calendar quarter will be entitled to receive a quarterly Cash Retainer payment for such quarter, unless, immediately before becoming a Participant, he or she was an employee of the Company. The RSU Retainer shall be awarded to the Participant on an annual basis on the date of the Company's annual meeting of stockholders. In the event that a Director becomes a Participant following the date of the annual meeting of stockholders but during the same calendar year as the annual meeting of the stockholders, the Board may, in its sole discretion, pay such Participant a pro-rated RSU Retainer with respect to his or her service during such year.

5.Vesting of RSUs. 100% of the RSUs awarded pursuant to an RSU Retainer shall vest and become non-forfeitable on the first anniversary of the date on which the applicable RSU Retainer was granted. Notwithstanding the foregoing, the following provisions shall apply in the circumstances described below:
(a)Death; Disability; Retirement. In the event of a Participant's Separation due to his or her death, Disability, or Retirement, vesting of the unvested portion of an RSU Retainer shall be accelerated upon the date of Separation.
(b)All Other Separations. In the event of a Participant's Separation for any reason other than his or her death, Disability, or Retirement, any unvested portion of an RSU Retainer shall immediately be cancelled and forfeited on the date of Separation.
(c)Change in Control. In the event of a Change in Control, vesting of the unvested portion of an RSU Retainer shall be accelerated upon the date of the Change in Control.
6.Distribution of RSUs. RSUs shall be distributed as soon as administratively practicable, but in any event within sixty (60) days, following the date on which the RSUs vest in accordance with Section 5. In the event of a Participant's death, distribution will be made to the Participant's Beneficiary.
7.Deferral of Cash Retainer. Notwithstanding any provision of Section 4, a Participant may elect to exchange all or a portion of his or her Cash Retainer for an award of DSUs in the manner described in this Section 7. The number of DSUs to be awarded will be determined by dividing the amount of the Cash Retainer to be exchanged by the Fair Market Value of a Share as of the date(s) on which the Cash Retainer would otherwise have been paid. DSUs will be credited to the Participant's Account effective as of the date on which the Cash Retainer would otherwise have been paid. The Committee may establish procedures for deferral elections as it deems necessary to comply with the requirements of the Plan and Code Section 409A.
(a)Election. A Participant can make an election to receive DSUs by completing and executing an Election Form that specifies the amount or percentage of the Cash Retainer to be exchanged for DSUs and the date on which DSUs shall be distributed, and filing the completed Election Form with the Committee. A Participant's Election Form shall remain in effect under the Plan until it is terminated by operation of the Plan or changed by the Participant in accordance with this Section. A Participant's Election Form must be filed with the Committee before expiration of the election period established by the Committee, which period, with respect to Cash Retainers to be paid in a given calendar year, shall end no later than December 31 of the immediately preceding calendar year. Notwithstanding the foregoing, a Participant may file an Election Form within the thirty (30) day period immediately following the date he or she first becomes a Participant, provided that the Cash Retainer being exchanged for DSUs relates to services performed after the date of such election.
(b)Revoking an Election. A Participant may elect to suspend or revoke a prior filed Election Form for services performed during a subsequent calendar year by filing an Election Form that specifies the amount or percentage of the Cash Retainer to be deferred before expiration of the election period established by the Committee, which period shall end no later than December 31 of the calendar year immediately preceding such year.
(c)Changing an Election. A Participant may elect to change his or her elected time of distribution of DSUs. Any election change must be made no later than twelve (12) months before the date on which distribution would have commenced under the Participant’s original election, and such election change will not be effective until twelve (12) months following the date of the election change. Any such election change may not provide for a new distribution date that is earlier than five (5) years following the originally elected distribution date.
8.Distribution of DSUs. A Participant's Account shall be distributed to the Participant as soon as administratively possible, but in any event within thirty (30) days, following the later of (a) the Participant's Separation, or (b) the occurrence of a specified date as elected by the Participant in his or her Election Form. In the event that the distribution trigger is the Participant's Separation due to the Participant's death, distribution will be made to the Participant's Beneficiary.

(a)Form of Payment. A Participant's Account shall be distributed in a single distribution in the form of Shares.
(b)Income Inclusion under Code Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that the Plan fails to meet the requirements of Code Section 409A, the Committee may distribute to Participants the portion of their Accounts that is required to be included in income as a result of such failure.
9.Source of Shares. The RSUs and DSUs that may be paid pursuant to the Plan shall be issued under the Incentive Plan subject to all of the terms and conditions of the Incentive Plan, and only to the extent that Shares remain available for issuance under the Incentive Plan. The terms and conditions of the Incentive Plan are incorporated into and made a part of this Plan with respect to any RSUs and DSUs paid pursuant to this Plan, and any awards of RSUs or DSUs shall be governed by and construed in accordance with the provisions of the Incentive Plan. In the event of any inconsistency between the Incentive Plan and this Plan with respect to RSUs or DSUs, the terms of the Incentive Plan shall control. The Plan does not constitute a separate source of Shares for the grant of the RSUs and DSUs described herein.
10.Accounts. The Committee shall establish and maintain, or cause to be established and maintained, a separate Account for each Participant hereunder who executes and files an Election Form pursuant to Section 7. Each such Participant's DSUs shall be separately accounted for and credited with earnings, to the extent applicable, for recordkeeping purposes only, to his or her Account. A Participant's Account shall be solely for the purposes of measuring the amounts to be paid under the Plan. The Company shall not be required to fund or secure a Participant's Account in any way, the Company's obligation to Participants hereunder being purely contractual.
11.Administration. The Plan shall be administered by the Committee. So long as the Company is subject to Section 16 of the Exchange Act, the Committee will consist of not fewer than two (2) members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and will be comprised of persons who are independent for purposes of applicable stock exchange listing requirements.
(a)Committee's Authority. The Committee shall have full discretionary authority to construe and interpret the terms and provisions of the Plan; to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan; to perform all acts, including the delegation of its administrative responsibilities to advisors or other persons; and to rely upon the information or opinions of legal counselor experts selected to render advice with respect to the Plan, as it shall deem advisable, with respect to the administration of the Plan. The Committee may take any action, correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect or to carry out the Company's purposes in adopting the Plan.
(b)Final Determinations. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company or the Committee arising out of or in connection with the Plan, shall be within the absolute discretion of each of them, and shall be final, binding and conclusive on the Company, and all Participants and Beneficiaries and their respective heirs, executors, administrators, successors and assigns. The Committee's determinations hereunder need not be uniform, and may be made selectively among Participants, whether or not they are similarly situated.
(c)Delegation of Authority. The Committee may, to the extent permitted by law, delegate some or all of its authority under the Plan to such officers of the Company as it deems appropriate. Unless the Committee otherwise specifies, any delegate will have the authority and right to exercise (within the scope of such person's delegated authority) all of the same powers and discretion that would otherwise be available to the Committee pursuant to the terms hereof. The Committee may also employ or appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and to take such actions under the Plan on its behalf as the Committee deems appropriate.

(d)Indemnification. The Company shall indemnify the Committee and any individuals to whom administrative duties have been properly delegated under this Plan, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with this Plan, unless the same is determined to be due to gross negligence or willful misconduct.
(e)Plan Expenses. The expense of administering the Plan shall be borne by the Company.
12.Amendment or Termination. The Board may amend this Plan at any time and from time to time. The Board may terminate this Plan, to the extent such termination is permissible according to Treasury Regulations or other published guidance issued by the U.S. Department of Treasury or the Internal Revenue Service. Any amendment or termination of this Plan will not materially adversely affect the rights of a Participant accrued prior thereto without that Participant's written consent, except to the extent required by law or to conform the operation of the Plan to the requirements of Code Section 409A.
13.Taxes. The Company is not responsible for the tax consequences under federal, state or local law of any election made by any Participant under the Plan. All payments under the Plan are subject to withholding and reporting requirements to the extent required by applicable law. To the extent required by law in effect at the time a distribution is made from the Plan, the Company or its agents shall have the right to withhold or deduct from any distributions or payments any taxes required to be withheld by federal, state or local governments.
14.Participant and Beneficiary Information. Each Participant shall keep the Committee informed of his or her current address and the current address of his or her designated Beneficiary or Beneficiaries. A Participant may from time to time change his or her designated Beneficiary without the consent of such Beneficiary by filing a new designation in writing with the Committee. If no Beneficiary designation is in effect at the time of the Participant's death, or if the designated Beneficiary is missing or has predeceased the Participant, distribution shall be made to the Participant's surviving spouse, or if none, to his or her surviving children per stirpes, and if none, to his or her estate. The Committee shall not be obligated to search for any person. If such person is not located within one (1) year after the date on which a payment or distribution is payable under the Plan, payment shall be made to the Participant's estate.
15.Right of Company to Take Actions. The adoption and maintenance of this Plan shall not be deemed to constitute a contract between the Company and a Director, or to be a consideration for, nor an inducement or condition of, the employment of any person. Nothing herein contained, or any action taken hereunder, shall be deemed to give a Director the right to be retained in the service of the Board or to interfere with the right of the Board to discharge the Director at any time for any reason, nor shall it be deemed to give to the Board the right to require the Director to remain in its employ, nor shall it interfere with the Director's right to terminate his or her service at any time. Nothing in this Plan shall prevent the Company from amending, modifying, or terminating any other benefit plan.
16.Headings. The headings of the sections and subsections of this Plan are for reference only. In the event of a conflict between a heading and the contents of a section or subsection, the contents of the section or subsection shall control.
17.Number and Gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.
18.Code Section 409A. Amounts payable under this Plan are intended to be exempt from or otherwise comply with the requirements of Code Section 409A. With respect to amounts payable under this Plan that constitute nonqualified deferred compensation within the meaning of Code Section 409A, the Plan is intended to be an unfunded nonqualified deferred compensation plan, and to the extent that the Plan is inconsistent with Code Section 409A, the applicable provisions of Code Section 409A shall be deemed to automatically supersede such inconsistent provisions. No amount under this Plan that constitutes nonqualified deferred compensation and is payable upon a Specified Employee's Separation shall be paid to such Specified Employee before the date that is at least six (6) months after the date of such Specified Employee's Separation (or, if earlier, the date of the Specified Employee's death).

19.Applicable Law. To the extent not preempted by federal law, this Plan shall be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan shall be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).
20.Alienation or Assignment of Benefits. Except as otherwise provided under the Plan, a Participant's rights and interest under the Plan shall not be assigned or transferred except as otherwise provided herein, and the Participant's rights to benefit payments under the Plan shall not be subject to alienation, pledge or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary.
21.Company's Protection. By execution of an Election Form, each Participant shall be deemed to have agreed to cooperate with the Company by furnishing any and all information reasonably requested by the Committee in order to facilitate the payment of benefits hereunder.

Exhibit A
GROUPON, INC.
NON-EMPLOYEE DIRECTORS' COMPENSATION PLAN
DEFERRAL ELECTION FORM

Please complete and return this Election Form to [_______]so that it is received by Groupon on or before December 31 of the year prior to the year in which you intend to exchange all or a portion of your Cash Retainer for deferred share units ("DSUs") under the Groupon, Inc. Non-Employee Directors' Compensation Plan (the "Plan"). However, if you are newly eligible to participate in the Plan, you may complete and return this Election Form during the 30-day period following the date on which you became a Participant. Capitalized terms used in this Election Form and not defined herein shall have the meaning ascribed to them in the Plan.

_________________________ First Name	_________________________ Middle Name	_________________________ Last Name
___________________________________ Street Address	_______________ City	________ State	______________ Zip Code
_________________________ Social Security Number	_________________________ Date of Birth	☐ MALE ☐ FEMALE
_________________________ Telephone Number	___________________________________ Email

ELECTION TO RECEIVE DEFERRED SHARE UNITS
As a non-employee director on Groupon's Board of Directors (the "Board"), you may elect to exchange all or a portion of your Cash Retainer for an award of DSUs, which will be credited to an account established for you under the Plan.
This election will be applied to your Cash Retainer effective January 1 of the year following the year in which you make and file this election. This election will remain in effect for each subsequent year until you file a new Election Form with the Committee in accordance with the terms of the Plan. Any new election will not be effective until January 1 of the year following the year in which the new election is made and filed.
However, if you are a new Participant in the Plan, and you make and file this election during the 30-day period following the date on which you became a Participant in the Plan, your election will be applied to your Cash Retainer paid after your Election Form is filed.
Please complete the following:

•	I elect to exchange a whole percentage of my Cash Retainer equal to ________% (0%-100%) for an award of DSUs under the terms of the Plan.

ELECTION OF DISTRIBUTION DATE
Your DSUs will be paid to you on the later to occur of (a) your separation from service, or (b) the date you elect pursuant to this Election Form, in accordance with the terms of the Plan. If you do not elect a date below, your DSUs will be paid upon your separation from service. This election will be applied to DSUs credited to your Plan account beginning on January 1 of the year following the year in which you make and file this election. Following your initial election, you may elect a different date by filing a new Election Form with the Committee in accordance with the terms of the Plan; however, a new election following your initial election (1) must be filed with the Committee no later than 12 months prior to the distribution date you initially elected, (2) will not become effective until 12 months following the date your new election is made and filed, and (3) must elect a distribution date that is at least 5 years after the date you initially elected.

Please complete the following:

•	I elect to receive a distribution of my DSUs on [_____ ___, ____].

AGREEMENT AND AUTHORIZATION
I understand that my elections are subject to review and final approval by the Committee, and that my elections are governed by the terms and conditions of the Plan, as may be amended from time to time. The Plan and related Plan materials (if any) have been made available to me, and I have had the opportunity to ask questions and receive answers regarding the terms and conditions of the Plan. I hereby certify that the above information about me is true, accurate, and complete. I authorize Groupon to make the appropriate deductions, as indicated on this form, from my Cash Retainer. I acknowledge that I have been advised to consult with my own financial, tax, estate planning and legal advisors before making any election to defer compensation in order to determine the tax effects and other implications of my participation in the Plan.

______________________________________________________ Participant Signature	____________________________ Date
______________________________________________________ Signature of Company Representative Acknowledging Receipt	____________________________ Date